[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

Exhibit 5.1

October 11, 2016

Sierra Monitor Corporation

1991 Tarob Court

Milpitas, California 95035

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,948,000 shares of Common Stock, par value $0.001 per share (the “Shares”), available for issuance under Sierra Monitor Corporation 2016 Equity Incentive Plan (the “Plan”). As your legal counsel, we reviewed the actions taken and proposed to be taken by you in connection with the proposed sale and issuance of the Shares under the Plan.

It is our opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany the Plan, and upon completion of the actions contemplated to be taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati
Wilson Sonsini Goodrich & Rosati
Professional Corporation